SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 Current Report
                         Pursuant to Section 13 or 15(d)
                     of The Securities Exchange Act of 1934

                         Date of Report: April 30, 1999


                            IXION BIOTECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)


Florida                              333-34765               59-3174033
(State or other jurisdiction         Commission File No.     IRS Employer
of incorporation or organization)                            Identification No.


            13709 Progress Boulevard, Box 13, Alachua, Florida 32615
               (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code:   904-418-1428

Item 1.  Changes in Control of Registrant

         ON April 16, 1999, the Company entered into an agreement in principle relating to an investment in Ixion by Q-Med AB, a Swedish company. Under the agreement, Q-Med would purchase not less than three million shares of Ixion common stock, in exchange for

     o        $6,000,000 in cash,
     o a royalty-free license to Q-Med's non-animal, stabilized hyaluronic acid technology, and
     o the redemption of up to $571,670 of Ixion's Convertible Unsecured Notes which noteholders elect not to convert in August 2001.

        The transaction is contingent on the approval by boards of both companies, execution of a mutually satisfactory stock purchase agreement, the successful completion of additional financing by Q-Med, on or before July 15, 1999, and the approval by the shareholders of Ixion of an increase in the number of authorized shares of common stock.

        Q-Med advanced $300,000 upon execution of the agreement in principle, which will be converted into approximately 150,000 newly-issued shares of Ixion common stock at the closing or upon termination of the transaction. At the closing, on or before September 1, 1999, Q-Med will pay $3 million in exchange for 1.5 million newly-issued shares of common stock and a warrant to purchase an additional 1.35 million shares for $2.7 million on September 1, 2000.

Item 14.  Exhibits, Financial Statement Schedules, and Reports on Form 8-K.

Exhibit        Description                                              Page(s)

   (a)(1) The following financial statements are filed as a part of this report:

   (1)         Underwriting agreement                                    None

   (2) Plan of acquisition, reorganization, arrangement, liquidation or succession

   (2.1)       Agreement in Principle

   (4)         Instruments defining the rights of security
               holders, including indentures                             None

   (16)        Letter re change in certifying accountant                 None

   (17)        Letter re director resignation                            None

   (21)        Other documents or statements to security holders         None

   (24)        Consents of Experts and Counsel                           None

   (25)        Power of Attorney                                         None

   (28)        Additional Exhibits                                       None




         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                      IXION TECHNOLOGY, INC.
                                      (Registrant)

Dated:        4/30/99
       --------------------                        /S/
                                      -------------------------------------
                                      WEAVER  H.  GAINES,  Chairman and CEO